Exhibit 99.2

TripAdvisor, Inc. Q1 2019 Prepared Remarks

(All comparisons are against the same period of the prior year, unless otherwise noted; some calculations may not foot due to rounding)

Q1 results were in line with our expectations and we remain on track to deliver full-year double-digit consolidated adjusted EBITDA growth. We are leveraging our unique assets and investing in several key areas to drive long-term, profitable growth. Some key Q1 financial highlights:

•	Grew GAAP net income to $26 million, and adjusted EBITDA by 11% to $89 million. We estimate that excluding changes in foreign currency, adjusted EBITDA grew approximately 18%.
•	Posted revenue of $376 million, a 1% decrease year-over-year. We estimate that excluding year-over-year changes in foreign currency, revenue grew approximately 2%.
•

Drove Hotel, Media & Platform segment adjusted EBITDA by 36% and expanded adjusted EBITDA margin to 41%, primarily from increased Hotel marketing efficiency. We estimate that excluding year-over-year changes in foreign currency, Hotel, Media & Platform segment adjusted EBITDA grew approximately 43%.

•

Held Hotel, Media & Platform segment revenue steady. We estimate this segment grew approximately 3% excluding year-over-year changes in foreign currency, while spending significantly less on hotel performance marketing year-over-year.

•	Delivered 29% Experiences & Dining segment revenue growth. We estimate that excluding year-over-year changes in foreign currency, Experiences & Dining segment revenue grew approximately 35%.

As outlined previously, we employ unique investment strategies across business lines given competitive advantages, industry dynamics and growth opportunities. Starting in Q1, we revised our segment reporting structure that we use for performance assessment, strategic decision-making and capital allocation. Please refer to our accompanying earnings release and Form 10-Q for detailed information regarding these changes, as well as our Supplemental Financial Information for 2018 and 2017 financials by quarter for the new segment structure.

Before we review our Q1 results, it’s appropriate to review TripAdvisor’s important place in the travel ecosystem and our rapid evolution towards becoming a comprehensive travel platform. This informs our strategic focus this year while we leverage our strengths to attack the growth opportunities ahead.

We serve global consumers that have come to expect more, on demand, all in one place. More information. More choice. More speed. More flexibility. More value. Compared to other purchases, travel places significant – and unique – demands on consumers’ two most precious resources: time and money. Unlike in retail, a flawed travel experience cannot be returned, so choosing correctly is absolutely critical. We founded TripAdvisor in 2000 to give people the tools needed to make better travel decisions. Back then, TripAdvisor user reviews disrupted a world of glossy hotel photos and travel agent brochures. By addressing this previously unmet traveler need, we established a powerful, global consumer brand built on a strong foundation of community and trust.

Today, nearly two decades later, TripAdvisor and its 760 million reviews and opinions (which grew 20% year-over-year) creates a positive influence across the travel ecosystem by matching consumers with great businesses and memorable travel experiences every day. While the 411 million average monthly unique users visiting TripAdvisor during Q1 was 5% lower year-over-year, primarily due to our hotel marketing optimizations, we expect that hotel shopper trends (i.e., the hotel component of our unique user demand that has been directly impacted by these optimizations) will improve later this year. We also note that Experiences demand – another key component of our monthly unique user figure – grew by double-digits in Q1. With our strong brand and ample scale, our focus is as much or more on improving quality and engagement as it is on growing our already large unique user base.

TripAdvisor remains a unique travel nexus, connecting people with information and businesses, and facilitating memorable experiences across a spectrum of travel categories. This year, we’re honing our customer-centric approach to better serve both consumers and partners. On the consumer side, we’re complementing product work with impactful brand marketing and initiatives that grow and engage members and drive loyalty. For partners, we’re focused on platform improvements as well as launching more ways for them to promote their businesses and drive more economic opportunity on TripAdvisor. Over time, we believe these customer-centric efforts will reduce customer acquisition costs, increase our competitive advantage, and grow high-margin revenue across our verticals.

Hotels, Media & Platform Segment Update

Our ongoing strategic focus in our Hotels, Media & Platform segment is to grow profit while driving increased engagement with – and high-margin media advertising revenue from – the TripAdvisor platform.

We beat our Q1 profit objectives; we grew Hotels, Media & Platform adjusted EBITDA by 36% to $105 million and expanded this segment’s adjusted EBITDA margin by 11 percentage points year-over-year to 41%.

Q1 Hotels, Media & Platform segment revenue was flat compared to Q1 2018. We estimate that excluding year-over-year changes in foreign currency, Hotels, Media & Platform segment revenue and adjusted EBITDA grew by approximately 3% and 43%, respectively. We’re hitting our internal marketing efficiency profit targets and delivering higher quality leads for our partners – further underscoring our success optimizing marketing investments over the past year. We observed softer than expected international demand in Q1, and ongoing trends make us cautious about Q2 auction growth, though we continue to believe auction trends will improve in the second half of the year as we lap currency impacts and our marketing optimizations. Our Q1 performance has us on track for strong double-digit adjusted EBITDA growth in this segment this year while we leverage and invest behind unique media assets to diversify growth.

TripAdvisor-branded Hotels (“Hotels”) – Q1 Hotels revenue growth was flat year-over-year with trends similar to Q3 and Q4 2018 results – i.e., strong revenue per hotel shopper growth offset by reduced hotel shoppers from our successful efforts to improve product and marketing efficiency. Operationally, we were pleased to deliver auction conversion gains, mobile and desktop/tablet monetization growth and year-over-year growth in hotel-specific B2B offerings.

We further improved our comprehensive hotel shopping experience. This includes a more personalized hotel sort based on a consumer’s browsing behavior and more localized search results. We added over one million partner photos to improve properties-with-photos coverage and made 360-degree panoramas – a consumer-favorite – more easily discoverable. We on-boarded more than 100,000 new listings in our hotel business, up approximately 10% year-over-year, further expanding consumer choice.

We bolstered our leadership ranks by welcoming Kanika Soni as our new Hotels President. Kanika takes the reins of a Hotels business unit that regained solid financial footing over the past year and a half, and joins a passionate team that is operating with renewed customer focus. Her experienced leadership in driving great success with well-known customer-focused brands is the perfect fit as we navigate a dynamic competitive landscape. With Hotels profitability intact, our focus turns to navigating the business to sustainable, profitable growth.

TripAdvisor-branded display and platform (“Display”) – Display revenue growth accelerated to 6% year-over-year. We launched several new advertising placements in Q1, and are building more advertising units to help partners, large and small, reach TripAdvisor’s global audience.

In Core Experience (“CoreX”), we’ve made early progress on initiatives aimed at serving members and building direct and durable consumer relationships. The “New TripAdvisor” site gives consumers immersive video content, articles and a Trips co-planning feature. Further, recent consumer surveys show perception of TripAdvisor shifting to a place of active discovery and where users can “make things happen”. We also further strengthened the team by adding new leaders in membership & loyalty and advertising revenue, and will leverage TripAdvisor’s position as the world’s largest travel platform to reach global consumers at scale and execute our media advertising growth strategy.

We have started to broaden our television campaign. During Q1, we invested $29 million in TripAdvisor-related brand advertising, primarily via television ads, and diversified this investment to also highlight TripAdvisor Experiences as the place to plan and book great things to do. We believe brand advertising creates a ‘halo’ effect across the business and we are excited to promote our holistic consumer offering across more mediums this year.

In summary, we’re pleased to deliver strong profitability in this segment and are excited about our long-term growth potential.

Experiences & Dining Segment Update

As previewed in recent quarterly remarks, we’ve accelerated Experiences and Restaurants product, supply and marketing investments this year in order to drive attractive returns over a multiyear period.

Q1 Experiences & Dining segment revenue grew 29%. We estimate that excluding changes in foreign currency, Experiences & Dining segment revenue grew approximately 35%.

In Experiences, we’re investing in product development and sales talent across the U.S., Europe and Asia-Pacific. We’re also investing efficiently in performance marketing channels.

On the consumer product side, our ‘Traveler Ranked’ sort order now ranks experiences based on consumer engagement metrics like browsing behavior, traveler interest, photos, latest reviews and more. Further, we launched self-service cancellation via chatbot, making it easier for consumers to change their plans on-the-go and deepening our understanding of how consumers interact for various booking actions and thereby enabling us to improve their experience. We also expanded geographic reach, launched bookable experiences on our Taiwan, Hong Kong and international Chinese sites, and streamlined bookability in many markets. Newer category (e.g., events and tickets) growth is broadening overall selection and adding more lower-priced options that are driving booking frequency. In time, these products – coupled with an ever-improving, seamless experience – will drive a faster booking flywheel and help build the consumer habit of booking on TripAdvisor.

The number of bookings grew in the high-30s percent range year-over-year in Q1, with fastest growth coming from strategic ongoing focus areas: the TripAdvisor channel, mobile and non-English markets.

Our revamped supply platform now enables suppliers to create a listing, list bookable products, and solicit traveler reviews. These investments, in addition to our Bokun SaaS offering, helped us more than double the number of suppliers we work with year-over-year and grow bookable products by approximately 94% to 202,000.

In Restaurants, product, supply and marketing investments are also driving rapid growth. LaFourchette’s seated diner growth accelerated to 32% year-over-year in Q1. Bookable restaurants growth accelerated as well, growing 27% to 61,000 bookable restaurants, primarily from our acquisition of Restorando, which adds bookable supply across eight Latin American countries and 18 major cities. We are excited to scale its talented product and engineering teams across our global restaurant bookings business.

On the TripAdvisor Restaurants side, restaurant media ads and premium subscription products again contributed diversified growth. Looking ahead, our global content, consumer demand and our relationships with approximately 700,000 registered restaurant owners present exciting opportunities to expand our product suite.

We operate Experiences and Restaurants offerings with a long-term profit horizon. Investments during Q1 – our seasonally lowest revenue quarter – resulted in a $24 million adjusted EBITDA loss. Long-term, however, we foresee very attractive, hotel OTA-like profit margin potential as we build out these marketplaces and drive the consumer booking flywheel. Phocuswright estimates the Travel Activities market is $159 billion today growing to $183 billion by 2020, with Tours and Activities accounting for $129 billion. We’re playing to win. We already play a leading role in bringing these categories online and we believe investing in platform expansion and revenue growth today is the best way to maximize profits and shareholder value creation down the road.

Other Update

All other businesses, including our legacy ‘Other hotel’ revenue source, as well as Flights (from our legacy ‘Click-based and transaction’ revenue) and Rentals (from our legacy ‘Non-Hotel’ segment) are combined and reported within Other. Other revenue decreased 33% to $42 million in Q1, primarily driven by the elimination of some marginal and unprofitable revenue within some non-TripAdvisor branded offerings, which reduced revenue and increased profitability. These businesses complement our overall strategic objective to deliver more value to consumers and travel partners. However, given their relatively small scale, we expect forward commentary on this grouping will be limited.

Outlook

We have updated our annual outlook commentary to reflect our new segment reporting. As a reminder, we endeavor to be as accurate as possible with our forward-looking commentary; however, a number of factors outside of our control can limit our visibility into future financial performance and can cause our results to vary materially from our current expectations.

Our new segment structure reflects our differentiated revenue and profit focus by segment. Given the reporting changes this quarter, we want to tie together our forward-looking commentary under the new reporting structure as well as provide some additional middle to long-term color.

•	For 2019, we reiterate our expectation of double-digit consolidated adjusted EBITDA growth.

We also provide the following color based on our new segment structure. In 2019, we expect to:

•	Drive strong double-digit adjusted EBITDA growth for the Hotels Media & Platform segment. We also expect revenue trends to improve in the second half versus the first half.

•

Generate positive absolute-dollar adjusted EBITDA in 2019 in the Experiences and Dining segment, though lower than 2018 given our accelerated investment priorities. These investments will enable us to capture revenue and profit potential in 2020 and beyond. As we’ve consistently outlined, our focus is on growth as opposed to maximizing near-term profit.

•	Maintain Other adjusted EBITDA at a similar level to 2018.

Our differentiated position in the $1.7 trillion travel landscape is key to our long-term growth strategy. If we are successful, in three to five years we believe we can:

•	Return to double-digit growth in both consolidated revenue and adjusted EBITDA.
•	Grow Hotel, Media & Platform segment while maintaining very healthy adjusted EBITDA margin.
•	Achieve a significantly larger Experiences & Dining segment with attractive profit margins and adjusted EBITDA contribution.

***

TripAdvisor’s first quarter 2019 earnings press release is available on the Investor Relations section of the TripAdvisor website at http://ir.tripadvisor.com/. The earnings release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the U.S. Securities Exchange Commission, or SEC, on May 7, 2019, which is available on the Investor Relations section of our website at http://ir.tripadvisor.com/ and the SEC’s website at www.sec.gov.

Forward-Looking Statements:

These prepared remarks contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “will,” and similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements are more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

Use of Non-GAAP Financial Measures:

These prepared remarks may include references to non-GAAP measures, such as adjusted EBITDA (including forecasted adjusted EBITDA), free cash flow, and constant currency measurements, such as, non-GAAP revenue before effects of foreign exchange, and adjusted EBITDA before effects of foreign exchange, which are considered non-GAAP financial measures as they are not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We encourage investors to review our earnings press release as it contains important information about our financial results, including tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations and other related information about these non-GAAP financial measures. We have not reconciled adjusted EBITDA guidance to projected GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The earning press release in addition to other supplemental financial information is available on the Investor Relations section of our website at http://ir.tripadvisor.com/. The earnings press release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the SEC on May 7, 2019, which is available on the Investor Relations section of our website at http://ir.tripadvisor.com/ and the SEC’s website at www.sec.gov.

Key Business Metrics:

We review a number of metrics, including unique visitors, hotel shoppers, and revenue per hotel shopper, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our active users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity. We regularly review our process and may adjust how we calculate our internal metrics to improve their accuracy.